Exhibit 99.1

Positive FDA Meeting Confirms BDSI Phase 3 Program for

Clonidine Topical Gel for Treatment of Painful Diabetic Neuropathy

Phase 3 to begin first quarter 2014; Fast track designation confirmed for NDA program

RALEIGH, N.C. – December 2, 2013 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced that it engaged in a positive meeting with the U.S. Food and Drug Administration (FDA) regarding the clinical development program for Clonidine Topical Gel that will allow the program to proceed to Phase 3 clinical studies in the first quarter of 2014.

BDSI met with representatives of the FDA on November 21, 2013 to discuss the proposed clinical development program for Clonidine Topical Gel for the treatment of painful diabetic neuropathy (PDN). The FDA agreed with the overall clinical program proposed by BDSI which included two placebo-controlled studies and one safety study in patients suffering from painful diabetic neuropathy, the duration of treatment required for the safety assessment, and the plan for data integration from prior and planned clinical studies.

“As we continue our work to expand and diversify our product pipeline, we are very pleased with the outcome of our discussion with FDA regarding the development program for Clonidine Topical Gel,” said Dr. Andrew Finn, Executive Vice President of Product Development. “The discussion has provided us with the input and clarity needed to progress the program directly to Phase 3, and we will initiate the first of two pivotal studies in early 2014. It also appears that the FDA recognizes the need for new treatment options for painful diabetic neuropathy by confirming Fast Track designation for the program that could potentially lead to a priority review.”

The feedback from FDA enables BDSI to initiate the first of two placebo controlled studies in early 2014. If the initial placebo controlled study meets its primary endpoint, the results for which could be available as early as the end of 2014, BDSI could be in a position to initiate the second placebo controlled study in 2015 with an NDA projected for 2016.

About Painful Diabetic Neuropathy and Topical Clonidine Gel

Nearly 26 million people in the U.S. have diabetes according to the American Diabetes Association. A substantial number of these people have peripheral neuropathy as manifest by impaired sensation and pain in the extremities, most commonly the feet. Patients with PDN often experience debilitating pain symptoms that affect day-to-day functioning and quality of life.

Clonidine is thought to relieve pain by decreasing the abnormal hyper-excitability of nociceptors. Currently available oral treatments are modestly effective in relieving symptoms and are limited by systemic side effects and drug interactions. There are no topical products approved for the treatment of this painful condition.

Oral medications that are approved for the treatment of painful diabetic neuropathy include anticonvulsants such as Lyrica (pregabalin), the antidepressant Cymbalta (duloxetine) and the opioid Nucynta (tapentadol), with sales for the treatment of neuropathic pain totaling over $3 billion in the U.S. according to Datamonitor. BDSI believes that Clonidine Topical Gel offers a novel mechanism of action to the available therapies with a potentially improved safety and tolerability profile. BDSI estimates annual peak sales potential for this product in excess of $300 million.

BDSI is the worldwide licensee of development and commercialization rights to Clonidine Topical Gel under a license with Arcion Therapeutics.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, E.U. (where it is marketed as BREAKYL) and Taiwan (where it is marketed as PAINKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BEMA Buprenorphine is in Phase 3 clinical trials for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo. Clonidine Topical Gel for the treatment of painful diabetic neuropathy is anticipated to begin Phase 3 clinical studies in early 2014

An NDA for BUNAVAIL, a BEMA formulation of buprenorphine used in combination with naloxone, is currently under review for the maintenance treatment of opioid dependence and has a PDUFA date of June 7, 2014.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the

Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development, as well as the outcomes of the Company’s commercial plans) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. PAINKYLTM is a trademark owned by TTY Biopharm. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com